Exhibit 99.1

FOR IMMEDIATE RELEASE

GREENVILLE FIRST BANK ANNOUNCES 132% INCREASE IN EARNINGS FOR 1ST QUARTER

Greenville, S.C., April 20, 2004 – Greenville First Bancshares Inc. (OTC Bulletin Board: GVBK), holding company for Greenville First Bank NA, today announced a significant increase in both earnings and assets for the first quarter ended March 31, 2004.

Growth in net income continued at a record pace. For the first quarter, Greenville First had net income of $388 thousand or $.19 in diluted earnings per share compared to $167 thousand and $.09 per share for the same period last year. Total assets were $258.8 million on March 31, 2004 which represents an increase of $28.2 million since year end.

Art Seaver, President and CEO stated, “I am pleased to report that 2004 is off to a tremendous start. Our quarterly earnings improved 132% over the same period last year and our total assets have grown to $258.8 million.” Seaver also noted that, “reaching over $250 million in assets in a little over four years is a significant accomplishment.”

Net interest income in the 2004 quarter was $1.9 million compared to $1.4 million for the first quarter in 2003, an increase of $594 thousand. The bank’s general and administrative expenses increased only $202 thousand compared to the same period in 2003. Seaver stated he was pleased that net interest income increased almost three times the amount of the increase in general and administrative expenses. Seaver also commented that the Bank was well positioned to financially benefit, should interest rates begin to rise.

The $28.2 million increase in total assets resulted from a $20.3 million increase in loans during the quarter and a $7.8 million increase in investments during the same period. The bank ended the quarter with $226.4 million in loans and $26.2 million in investments. The bank funded the growth with $4.3 million increase in deposits and $22.8 million in short-term borrowings. The bank had $173.2 million in deposits and $70.6 million in borrowing at March 31, 2004. The bank anticipates replacing a significant portion of the short-term borrowing with retail deposits resulting from an aggressive marketing campaign and the two future banking offices we plan to open in the third and fourth quarters.

The closing stock price for Greenville First Bancshares on April 19, 2004 was $20.05 per share. Additional financial data is available on the Bank’s web site at www.greenvillefirst.com.

Contacts:
Art Seaver	Fred Gilmer	Jim Austin
President	Senior Vice President	Executive Vice President
Chief Executive Officer	Public Relations	Chief Financial Officer
(864) 679-9010	(864) 679-9015	(864) 679-9070

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GREENVILLE FIRST BANCSHARES, INC.

Financial Data

	Quarters ended
	March 31,	December 31,	March 31,
	2003	2003	2004
Operations:
Interest income	$2,231,029	2,708,019	2,967,320
Interest expense	891,950	932,785	1,034,335

Net interest income	1,339,079	1,775,234	1,932,985
Provision for loan loss	300,000	300,000	350,000
Other income	147,143	75,259	162,323
General & administrative expenses	916,998	998,789	1,119,582

Income before tax	269,234	551,704	625,726
Income tax expense	102,307	209,652	237,776

Net income	$166,927	342,052	387,950

Diluted earnings per share	$0.09	0.18	0.19

Weighted shares outstanding-diluted	1,834,053	1,899,969	2,007,634

Efficiency Ratio	61.83%	51.64%	53.43%

Financial Condition:
Loans	$157,753,883	$206,076,833	$226,366,349
Investments	15,382,570	18,416,064	26,169,220
Total assets	180,003,875	230,655,221	258,811,531
Deposits	137,097,154	168,963,595	173,235,954
Other borrowings	30,453,000	47,797,000	70,631,999
Equity	10,390,976	11,186,968	11,560,277

Book value per share	6.02	6.49	6.70

Ratios:
Loans to deposits	115.07%	121.97%	130.67%
Loans to deposits & borrowings	94.15%	95.07%	92.82%
Allowance for loan loss	1.33%	1.30%	1.33%
Equity to assets	5.77%	4.85%	4.47%
Risk based capital (Bank only)	10.25%	10.33%	10.45%

Yields:
Federal Funds	1.21%	0.98%	0.95%
Investment	4.00%	4.42%	4.43%
Loans	5.49%	5.12%	5.16%
Earning assets	5.31%	5.03%	5.06%

Deposits	2.23%	1.70%	1.74%
FHLB advance	2.26%	1.93%	1.82%
Other borrowing	1.88%	2.48%	2.25%
Interest-bearing liabilities	2.21%	1.80%	1.80%

Loan to deposit spread	3.26%	3.42%	3.42%
Net interest margin	3.10%	3.24%	3.26%
Net yield on earning assets	3.19%	3.30%	3.29%